Exhibit 10.05
2011 DIRECTOR COMPENSATION POLICY
Effective as of January 1, 2011
PURPOSE:
The Director Compensation Policy (“Policy”) establishes meeting fees and sets forth the types of expenses that the Federal Home Loan Bank of New York (“FHLBNY”) will pay to the Board of Directors (“Board”) of the FHLBNY. The activities referred to in this Policy are those as to which the Board believes Director attendance is necessary and appropriate and which may be compensated. The Policy has been prepared in accordance with Section 7 of the Federal Home Loan Bank Act (“Bank Act”) and the regulations of the Federal Housing Finance Agency (“FHFA”) regarding Director compensation and expenses.

I.	2011 DIRECTOR FEES
A.	Board Chairman
The maximum fee opportunity for 2011 for the Chairman of the Board shall be $100,000.
B.	Board Vice Chairman
The maximum fee opportunity for 2011 for the Vice Chairman of the Board shall be $85,000.
C.	Committee Chairs
The maximum fee opportunity for 2011 for a Director serving as a Committee Chair shall be $85,000; however, such Director shall not receive any additional fee opportunity if he or she serves as Chair of more than one Committee. The Board Chair and Board Vice Chair shall not receive any additional fee opportunity for serving as a Chair of one or more Board Committees.
D.	Other Directors
The maximum fee opportunity for 2011 for Directors other than the Chairman, the Vice Chairman, and the Committee Chairs shall be $75,000.
E.	Payments and Attendance
Each Director shall be paid an amount equal to approximately one-ninth of such Director’s maximum fee opportunity as described above for each Board meeting attended by said Director in 2011. Such fees are to be paid on a quarterly basis in arrears.
Consistent with the Bank’s Corporate Governance Policy, attendance is expected at all Board meetings (and, if on a Committee, at all meetings of such Committee). Attendance at meetings by telephonic means shall be deemed acceptable for purposes of receiving compensation.
II.	EXPENSES
A.	In General
1.
Directors may be paid for reasonable travel, subsistence and other related expenses incurred in connection with the performance of their official duties as are payable to senior officers of the FHLBNY as specified in the FHLBNY’s current Travel Policy. However, under no circumstances shall Directors be paid for gift or entertainment expenses.

B.	Board and Board Committee Meetings
1.	Reimbursable expenses may be paid to Directors for attendance at Board and Committee meetings as established herein.
C.	Stockholders’ Meetings
1.	Reimbursement of reasonable expenses incurred by Directors attending FHLBNY stockholders’ meetings is permitted.
D.	Industry Meetings
1.
Reimbursement of independent Directors’ expenses incurred while attending industry meetings or annual conventions of trade associations on a national level is permitted provided that a specific objective has been identified and that attendance has been specifically pre-approved by the Board of Directors. Independent directors attending industry events on behalf of the FHLBNY should register and identify themselves as directors of the FHLBNY.

2.
Reimbursement of member directors’ expenses incurred while in attendance at industry meetings or annual conventions of trade associations on a national level is not permissible, unless such attendance is incidental to a FHLBNY Board or Committee meeting.

E.	Meetings Called by the Federal Housing Finance Agency
1.	Reimbursement of reasonable expenses may be paid to all Directors participating in any meetings called by the FHFA.
F.	Other Bank System Meetings
1.
Reimbursement of reasonable expenses may be paid to all Directors who are invited to attend meetings of Federal Home Loan Bank System committees (e.g., the Chair/Vice Chair Conference); Federal Home Loan Bank System director orientation meetings; and meetings of the Council of Federal Home Loan Banks and Council committees.

G.	Expenses of Spouses
1.
Reimbursement of reasonable expenses incurred by a Director’s spouse while accompanying the Director to a meeting for which the Director’s own reasonable expenses can be reimbursed (as specified in Sections II B, C, D, E or F above) is permitted.

III.	PROCEDURES AND ADMINISTRATIVE MATTERS
A.	Directors’ expense reports should be submitted to the Office of the Corporate Secretary no less than quarterly.
B.	Payment for and reimbursement of allowable business expenses of the Directors will require the approval of the Corporate Secretary or Assistant Corporate Secretary.
C.
Meetings of the Board and Committees thereof should usually be held within the district served by the FHLBNY. Under no circumstances shall such meetings be held in any location that is not within the district without prior approval of the Board. FHFA regulations prohibit any meetings of the Board of Directors (including committee, planning, or other business meetings) to be held outside the United States or its possessions and territories.

IV.	METHODOLOGY
With regard to the methodology utilized to determine the amount of fees to be paid to Bank directors for 2011 as described herein, the Board took into consideration and utilized information and recommendations contained in a director compensation survey performed during 2010 by an outside compensation consulting firm. The Board shall endeavor to review the issue of appropriate director compensation on an annual basis.

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